MEDIA RELEASE	Contact:
June 1, 2016	Brandi Davis-Handy
Indianapolis Power & Light Company
317.261.8423, pager 317.393.7584
Brandi.DavisHandy@AES.com

Rafael Sanchez Named President and CEO of Indianapolis Power & Light Company
Sanchez is a highly respected business and community leader

Indianapolis - Indianapolis Power & Light Company (IPL) , a subsidiary of The AES Corporation (NYSE: AES), announces Rafael Sanchez has been named President and CEO of the utility which serves 480,000 residential and commercial customers. Rafael is a highly respected business and community leader and joined IPL in February as Senior Vice President of Strategic Planning.

“Rafael is a trusted leader who is uniquely qualified to ensure IPL delivers safe, reliable and sustainable, energy to our customers,” said Ken Zagzebski, President of AES United States. “With years of leadership in the Indianapolis community, he brings a range of experience and fresh perspective which will serve our customers well.”

“I’m deeply committed to this community and it is an honor to lead a company with the same values, passion and focus on making Indianapolis a better place to live, “ said Sanchez. “This is a transformative time for our industry, and I am up for the challenge of maintaining the value, service and reliability our customers depend upon.”

Prior to IPL, Rafael was a partner at Bingham Greenebaum Doll, LLP and he was also Vice President of Business Development & Legal Affairs for Fineline Printing Group. He has a good outlook of IPL as he served on the IPL Advisory Board for the past five years. He also serves as Secretary for the Indy Chamber, Co-Chair for Plan 2020, Chair for Cancer Support Community, Executive Committee member for the United Way of Central Indiana and a board member of the Indiana Chamber of Commerce and Methodist Health Foundation.

Sanchez holds a bachelor’s degree in Social Sciences and Political Science from the University of Puerto Rico and a law degree from the Indiana University Maurer School of Law.
About Indianapolis Power & Light Company and AES.
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 480,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us at www.twitter.com/IPLpower, www.facebook.com/IPLpower or www.linkedin.com/company/IPLpower.
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2015 revenues were $15 billion and we own and manage $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.